Exhibit 10

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into as of this 10th day of March, 2011, by and between IBERIABANK (“Employer”) and Roy M. Raftery, Jr. (“Employee”) and shall become effective as of the Merger Date (defined below).

WHEREAS, Employee currently serves as Chief Executive Officer of Cameron State Bank;

WHEREAS, Cameron State Bank is merging with and into Employer; and

WHEREAS, Employee is willing to accept employment with Employer on the terms and conditions set forth below upon consummation of the merger of Cameron State Bank with and into Employer (the “Merger Date”).

NOW, THEREFORE, it is AGREED as follows:

1. Employment. Commencing as of the Merger Date, Employee is employed as Chairman of the Lake Charles Region of Employer. As of the Merger Date, Employee shall render such administrative and management services for Employer as are currently rendered and as are customarily performed by persons situated in a similar executive capacity with Employer as of the Merger Date. Employee shall also promote, by entertainment or otherwise, as and to the extent permitted by law, the business of Employer. Employee’s other duties shall be such as Employer may from time to time reasonably direct, including normal duties as a senior management employee of Employer. Employee shall not be required under this Agreement to be based in or to travel on a regular basis to any area outside his area of employment with Cameron State Bank as of the Merger Date.

2. Base Compensation. Employer agrees to pay Employee a salary at the rate of $600,000 per annum, payable in cash on Employer’s regular pay frequency.

3. Participation in Employer Plans; Benefits; Expenses.

(a) Employer Plans. Employee shall be eligible to participate in all plans that Employer maintains for the benefit of its employees, including (i) pension, profit-sharing, or other retirement benefits, and (ii) medical insurance or the reimbursement of medical or dependent care expenses.

(b) Employee Benefits; Expenses. Employee shall be eligible to participate in the fringe benefits which are or may become available to Employer’s employees commensurate with the responsibilities and functions to be performed by Employee under this Agreement. Employer shall reimburse Employee for all reasonable out-of-pocket business expenses which he shall incur in connection with his services for Employer, upon substantiation of such expenses in accordance with the policies of Employer.

4. Term. Employer hereby employs Employee, and Employee hereby accepts employment with Employer, under this Agreement, for the period commencing on the Merger Date and ending twelve (12) months thereafter (or such earlier date as is determined in accordance with Section 8 hereof) (the “Term”).

5. Confidentiality, Loyalty and Restrictive Covenants.

(a) Employer’s Business. Employer is engaged in the business of offering comprehensive financial products including retail, commercial, private banking, mortgage, treasury management, online banking and investment services. Employer’s business also includes the development and maintenance of business relationships and accounts with various persons and/or entities with whom Employer conducts business, including customers, consumers, borrowers, vendors, suppliers and contractors (such persons are hereinafter collectively referred to as Employer’s “clients”).

(b) Duty of Loyalty/No Conflict of Interest. Employee hereby acknowledges that he owes a duty of loyalty to Employer and agrees to fulfill that duty as a material condition of initial and/or continued at-will employment hereunder. Employee agrees to devote his full professional and business time and attention to the business of Employer, to use his best efforts to advance the interests, business, and welfare of Employer, and to render his services under this Agreement fully, faithfully, diligently, loyally, competently and to the best of his ability. Employee also agrees not to engage in any other employment or business activities during his employment by Employer, including but not limited to employment or business activities that compete with the business of Employer or interfere with the ability of Employee to perform the services and discharge the responsibilities required of him under this Agreement, provided that nothing herein shall prevent Employee from (i) engaging in any civic or charitable activity or (ii) investing in any entity which conducts business similar to that of Employer, solely as a passive or minority investor.

Employee agrees to act in the course of Employee’s duties solely in the best interest of Employer, and to refrain from taking part in any transaction in which Employee does not believe in good faith that he can fulfill his duty of loyalty and fiduciary responsibility to Employer. Employee also agrees to disclose any material, financial, or other beneficial interest, including any ownership interest of 1% or more, that Employee or any member of Employee’s family (parents, spouse, siblings, and children) has in any client known to Employee to be a client or other individual or company that in any way does business with Employer (provided that Employee knows that such individual or company does business with Employer), and otherwise shall disclose any transaction with Employer that would result in any benefit to Employee or Employee’s family.

(c) Confidential Information. Employee understands that, during the course of Employee’s employment relationship with Employer, Employee has had and/or will continue to have access to existing and new valuable information relating to the business and clients of Employer that is nonpublic, confidential, proprietary, and/or a trade secret and would be particularly valuable to Employer’s competitors. Employee also understands that Employer desires, and makes reasonable efforts to safeguard, the confidentiality of all such information, which includes, but is not limited to, any information, knowledge, or data of any nature and in any form (including information that is electronically, digitally, and/or physically transmitted or stored) relating to Employer’s business and clients, and their related services and products, including but not limited to business plans and strategies; business acquisitions, mergers, and sales; business processes; research and development; training and other operational methods and techniques; quality assurance procedures and standards; manuals, policies, and procedures; business records and files; business proposals, drawings, charts, and graphs; client lists; client information; client source lists; purchasing methods; pricing; distribution and selling plans and activities; consultants’ reports; product information; marketing and other technical data and studies; employment and other personnel data; financial plans and strategies; financial reports and analyses; profits and losses; budgets; projections; cost analyses; price lists; formulae and analyses; proprietary computer software and data; and internal correspondence, notes, and memoranda relating to any of the foregoing (all hereinafter “Confidential Information”).

(d) Non-Disclosure of Confidential Information. Employee agrees that, during and after the end of Employee’s employment relationship with Employer, Employee will not communicate, divulge, or make available to any person or entity (other than Employer, its clients, or other persons or entities expressly authorized by Employer to receive such information) any Confidential Information, except upon the prior written authorization of Employer or as may be required by law or valid legal process. Employee further agrees that upon the end of Employee’s employment relationship with Employer, Employee will deliver promptly to Employer any such Confidential Information in Employee’s possession, including any duplicates or excerpts thereof and any notes, summaries, memoranda, data, or other records Employee has obtained, collected or prepared with respect thereto. If the provisions of any applicable law or the order of any court, governmental agency, or tribunal would require Employee to disclose or otherwise make available any such Confidential Information, Employee shall provide Employer with advance written notice of at least ten business days, or if such notice is not possible Employee shall provide as much advance written notice possible under the circumstances, of any such required disclosure and a reasonable opportunity to contest such disclosure or apply for a protective order or similar relief with respect to the Confidential Information through the appropriate proceedings.

(e) Restrictive Covenants.

(1) The Territory. The “Territory”, as used in this Agreement, shall consist of the following parishes in Louisiana: Calcasieu, Cameron and Allen.

(2) Non-Competition. While employed by Employer and for a period of 180 calendar days following the end of such employment relationship, Employee shall not, in the Territory, directly or indirectly, whether as an employee, consultant, independent contractor, agent, officer, director, owner, partner, operator, shareholder of 1% or more of stock, or in any other capacity, engage in any business that directly or indirectly competes with or is similar to the business of Employer.

(3) Non-Solicitation. While employed by Employer and for a period of 180 calendar days following the end of such employment relationship, Employee shall not, in the Territory, (1) directly or indirectly solicit, request, seek, or obtain, for the benefit of Employee or any person or entity other than Employer, the business of any person or entity that is a client of Employer during Employee’s employment by Employer or that is a client of Employer during the 180 calendar days following the end of such employment relationship, or (2) directly or indirectly solicit, request, influence, induce, or otherwise encourage any client of Employer as described herein to restrict, limit, or cease doing business with Employer.

(4) Non-Recruitment. While employed by Employer and for a period of 180 calendar days following the end of such employment relationship, Employee shall not: (i) in the Territory, solicit, recruit, hire, or cause to be solicited, recruited, or hired, whether for Employee’s own benefit or for the benefit of any entity or person other than Employer, any employee, temporary worker, or independent contractor of Employer; or (ii) not solicit, request, influence, induce, or otherwise encourage any employee, temporary worker, or independent contractor of Employer to cease employment or any contractual or other working relationship with Employer or to become employed by any entity or person other than Employer.

(5) While employed by Employer and for a period of 180 calendar days following the end of such employment relationship, Employee shall not directly or indirectly enable, solicit, request, influence, induce, encourage, or cause any other person or entity to engage in any conduct prohibited by Paragraph 5(e)(2) or 5(e)(3) of this Agreement. Employee shall not at any time directly or indirectly enable, solicit, request, influence, induce, encourage, or cause any other person or entity to engage in any conduct prohibited by any other provision of this Agreement.

(6) Upon termination of Employee’s employment for any reason and at any time, Employee will immediately return to Employer all Confidential Information, and all business property of Employer, which shall include but is not limited to all uniforms, products, equipment, hardware, literature, keys, access cards, computers and related equipment, cell phones, communications devices, personal data assistants, and other property of Employer.

(f) Breach and Remedies.

(1) Employee acknowledges that Employer’s willingness to provide the consideration for this Agreement is based in material part on Employee’s agreement to the provisions of Paragraphs 5(c), 5(d) and 5(e) of this Agreement. Employee also acknowledges that Employer has provided good and valuable consideration for the obligations undertaken by Employee herein, including but not limited to, (1) initial and/or continued at-will employment, (2) monetary compensation, (3) training in various facets of Employer’s business, (4) development of contacts and relationships with Employer’s clients, recruits, employees, and other persons and entities in the course of Employer’s business, and/or (5) access to Employer’s Confidential Information. Employee further acknowledges that the obligations enumerated herein are undertaken freely, voluntarily, and with full knowledge and appreciation of their consequences.

(2) Employee acknowledges that a breach or threatened breach of any of Employee’s obligations would cause immediate and irreparable harm to Employer for which an adequate monetary remedy does not exist. Employee agrees that, in the event of any such breach or threatened breach, Employer shall be entitled to temporary, preliminary, and/or permanent injunctive relief restraining Employee from such breach or threatened breach, and/or compelling or ordering Employee’s compliance with this Agreement, without the necessity of proof of actual damage or the posting of any security or bond, except as required by any non-waivable, applicable law. Nothing herein, however, shall be construed as prohibiting Employer from pursuing any other remedy at law or in equity to which Employer may be entitled in the event of a breach or threatened breach by Employee, including without limitation the recovery of damages, penalties, attorneys’ fees, lost profits, costs, and expenses incurred by Employer as a result. Notwithstanding the foregoing, in no event will Employee be liable to Employer for punitive damages.

(3) Employee agrees that in the event Employee violates any provision of this Agreement, the post-employment period of the restrictive covenants set forth in Paragraphs 5(e)(2), 5(e)(3) and 5(e)(4) of this Agreement shall begin to run from the latter of (1) the date on which such violation ceases or (2) the date of any final, non-appealable judgment, settlement, or other resolution of any judicial proceeding or legal action, claim or controversy enforcing or upholding any provision of this Agreement.

6. Standards. Employee shall perform his duties under this Agreement in accordance with such reasonable standards as Employer may establish from time to time. Employer will provide Employee with the working facilities and staff customary for similar executives and necessary for him to perform his duties.

7. Vacation. At such reasonable times as Employer shall in its discretion permit, Employee shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment under this Agreement, all such voluntary absences to count as vacation time; provided that:

(a) Employee shall be entitled to an annual vacation in accordance with the policies that the Board periodically establishes for senior management employees for Employer.

(b) In addition to the aforesaid paid vacations, Employee shall be entitled without loss of pay, to absent himself voluntarily from the performance of his employment with Employer for such additional periods of time and for such valid and legitimate reasons as Employer may in its discretion determine. Further, Employer may grant to Employee a leave or leaves of absence, with or without pay, at such time or times and upon such terms and conditions as Employer in its discretion may determine.

8. Termination and Termination Pay.

(a) Death. Employee’s employment under this Agreement shall terminate upon his death during the Term of this Agreement, in which event Employee’s estate shall be entitled to receive the compensation due Employee through the last day of the calendar month in which his death occurred, and Employee’s dependant(s) shall be entitled to the medical benefits described in Paragraph 8(f) below (the “Continuing Medical Benefits”).

(b) For Just Cause. Employer may, by written notice to Employee, immediately terminate his employment at any time, for Just Cause. Employee shall have no right to receive compensation or other benefits for any period after termination for Just Cause. Termination for “Just Cause” shall mean termination because of Employee’s personal dishonesty, incompetence, or willful misconduct in the course of performance of his duties hereunder; breach of fiduciary duty in the course of his employment involving personal profit; intentional failure to perform stated duties; willful violation of any law, rule or regulation (other than traffic violations or similar offenses) which is injurious to Employer or final cease-and desist order; or material breach of any provision of this Agreement.

No act or failure to act, on the Employee’s part shall be considered “willful” unless it is done, or omitted to be done, by him in bad faith or without reasonable belief that his action or omission was in Employer’s best interests. Any act, or failure to act, based upon authority given pursuant to a resolution of the Board or instructions of the Chief Executive Officer or a senior officer of Employer or the advice of counsel for Employer shall be conclusively presumed to be in good faith and in Employer’s best interests.

(c) Without Just Cause. Subject to Section 11 hereof, in the event of Employee’s termination without Just Cause, Employee shall be entitled to receive the greater of (i) the remainder of the salary provided pursuant to Section 2 hereof or (ii) the amount that would otherwise be payable to him under Employer’s Severance Plan, as amended from time to time. Employee shall also be entitled to coverage under Employer’s life insurance plans and non-taxable medical, health, and dental plans (each being a “Welfare Plan”) in the same manner in which Employee received coverage on the last day of his employment with Employer. Employee and his covered dependents (if any) shall continue participating in such Welfare Plans, subject to the same premium contributions (if any) on the part of Employee as were required immediately prior to his termination until the earlier of (i) his death; (ii) his employment by another employer other than one of which he is the majority owner; or (iii) one (1) year from his termination date. In addition to the foregoing, Employee and his dependent(s) (if any) shall be entitled to the Continuing Medical Benefits.

(d) Termination Under Law.

(1) If an order issued under Sections 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. 1818(e)(4) and (g)(1)) removes and/or permanently prohibits Employee from participating in the conduct of Employer’s affairs, all obligations of Employer under this Agreement shall terminate, as of the date of the order. No such order shall affect the vested rights of the parties.

(2) If Employer is in default (as defined in Section 3(x)(1) of FDIA), all obligations under this Agreement shall terminate as of the date of default; however, this Paragraph shall not affect the vested rights of the parties.

(3) All obligations under this Agreement shall terminate, except to the extent that continuation of this Agreement is necessary for the continued operation of Employer: (i) by the Louisiana Commissioner of the Office of Financial Institutions (“Commissioner”), or

his or her designee, at the time that the Federal Deposit Insurance Corporation (“FDIC”) enters into an agreement to provide assistance to or on behalf of Employer under the authority contained in Section 13(c) FDIA; or (ii) by the Commissioner, or his or her designee, at the time that the Commissioner, or his or her designee, approves a supervisory merger to resolve problems related to operation of Employer or when Employer is determined by the Commissioner to be in an unsafe or unsound condition. Such action shall not affect any vested rights of the parties.

(e) Voluntary Termination by Employee. Subject to Paragraph 8(b), Employee may voluntarily terminate employment with Employer during the Term of this Agreement, upon prior written notice to Employer, in which case Employee shall receive his compensation, vested rights and employee benefits up to the date of termination of this Agreement.

(f) Medical Benefits After Termination. Employee shall be entitled to the continuation of medical benefits for himself and his dependent(s) as provided in this Paragraph 8(f) commencing upon termination of this Agreement for any reason other than pursuant to Paragraph 8(b) or 8(d), or pursuant to Paragraph 8(e) for “Good Reason” (defined below). Upon such termination, all premiums due in connection with the continuation of medical benefits to Employee and Employee’s dependent(s) under this Paragraph 8(f) shall be paid by Employee or Employee’s estate, if applicable. Medical benefits shall be provided by Employer at Employee’s expense until the earlier of (i) as to Employee: (A) the date Employee becomes eligible for coverage under Medicare Part B or (B) the date on which Employee is actually covered under a group plan maintained by another employer (eligibility for coverage not being sufficient for this purpose, such that if another employer offers coverage, Employee is under no obligation to accept it) that provides substantially similar benefits with no applicable pre-existing condition limitations; and (ii) as to each of Employee’s dependents: (A) the date such dependent becomes eligible for coverage under Medicare Part B, (B) the date on which such dependent ceases to be a dependent, as defined under Employer’s group medical plan, or (C) the date on which such dependent is actually covered under a group plan maintained by another employer (eligibility for coverage not being sufficient for this purpose, such that if another employer offers coverage, neither Employee nor any dependent (if applicable) is under any obligation to accept it) that provides substantially similar benefits with no applicable pre-existing condition limitations. Coverage hereunder shall offset any period of coverage available to Employee or any dependent under Internal Revenue Code Section 4980B. Coverage hereunder shall be separately determined with respect to Employee and each of his dependents.

(g) Good Reason. For purposes of Paragraphs 8(e) and 8(f), voluntary termination of employment by Employee for “Good Reason” shall be limited to Employee’s voluntary termination of employment after the occurrence of any event in respect of any member of Employee’s immediate family that requires substantially the full attention of Employee and makes Employee’s continued employment unduly burdensome to Employee, or the occurrence of either of the following events which have not been consented to in advance by Employee in writing; provided that Employee has given written notice to Employer within ninety (90) days after the initial occurrence of such event and that Employer has been given at least thirty (30) days to cure the situation (but Employer may waive its right to cure): (i) if Employee would be required to move his personal residence (ii) if Employee would be required to perform his principal executive functions at a location other than Employee’s primary office as of the Merger Date; or travel on a regular basis to any area outside his area of employment as of the Merger Date; or (iii) if Employer should fail to maintain Employee’s base compensation in effect pursuant to Paragraph 2 of this Agreement, or fail to maintain the existing employee benefit plans or arrangements in which Employee participates as of the Merger Date, except to the extent that such reduction in compensation or benefit programs is part of an overall adjustment in compensation and benefits for all employees of Employer and Employee is otherwise compensated for such overall adjustment in an equitable manner.

9. Suspension of Employment. If a notice served under Section 8(e)(3) or (g)(1) of the FDIA (12 U.S.C. 1818(e)(3) and (g)(1)) suspends and/or temporarily prohibits Employee from participating in the conduct of Employer’s affairs, Employer’s obligations under this Agreement (other than the obligation to provide Continuing Medical Benefits) shall be suspended as of the date of such service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Employer shall (i) pay Employee all of the compensation withheld while its contract obligations were suspended, and (ii) reinstate any of its obligations which were suspended.

10. Disability. If Employee shall become disabled or incapacitated to the extent that he is unable to perform his duties hereunder, by reason of a medically determinable physical or mental impairment, as determined by a licensed medical doctor, Employee shall nevertheless continue to receive the compensation and benefits which may be payable to him under the disability insurance coverage in effect for Employer’s employees. Upon returning to active full-time employment, Employee’s full compensation as set forth in this Agreement shall be reinstated. In the event that Employee returns to active employment on other than a full-time basis, his compensation (as set forth in this Agreement) shall be reduced in proportion to the time spent in said employment, or as shall otherwise be agreed to by the parties.

11. Limitation by Section 18(k) of the FDIA. Notwithstanding anything herein to the contrary, any payments made to Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. § 1828(k)) and any regulations promulgated thereunder.

12. Successors and Assigns.

(a) This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of Employer which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of Employer.

(b) Employer will require that any successor to all or substantially all of the business and/or assets of Employer (whether such successor acquires such business and/or assets directly or indirectly, and whether by purchase, merger, consolidation or otherwise) expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place.

(c) Since Employer is contracting for the unique and personal skills of Employee, Employee shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of Employer.

13. Amendments. No amendments or additions to this Agreement shall be binding unless made in writing and signed by both parties, except as herein otherwise specifically provided.

14. Applicable Law. Except to the extent preempted by Federal law, the laws of the State of Louisiana shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

15. Severability/Reformation. If any term or provision of this Agreement is held to be invalid or unenforceable in any respect, the parties agree that they intend for any court or tribunal so construing this Agreement to reform, modify, expand, or limit such term or provision temporally, geographically, or otherwise so as to render it valid and enforceable to the fullest extent allowed by law. Any such term or provision that is not susceptible of such reformation shall be disregarded or severed so as to not affect any other term or provision hereof, and the remainder of this Agreement shall not be affected thereby and each such remaining term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

16. Waiver of Breach. The waiver by either party of any breach by the other party of any particular provision of this Agreement shall not operate or be construed as a waiver of any prior, contemporaneous, or subsequent breach of the same or any other provision.

17. Complete Agreement. This Agreement sets forth the entire agreement between Employer and Employee with respect to the subject matters covered herein and the parties hereby agree that there are no extraneous agreements or understandings governing or concerning such subject matters, except as expressly referenced otherwise in this Agreement.

18. Survival. The responsibilities and obligations of Employee as set forth in Paragraph 5(e)(2) or 5(e)(3) and the responsibilities and obligation of Employer as set forth in Paragraph 8(f) of this Agreement shall survive the termination, expiration, lapse, or end of this Agreement, and shall also survive the end of the employment relationship between Employee and Employer.

19. Third Party Beneficiaries. Employee’s dependents (if any) are third party beneficiaries of the benefits under Section 8(f) of this Agreement and shall have the right to enforce such benefits against Employer.

20. Entire Agreement. This Agreement, together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement between the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first hereinabove written.

ATTEST:		EMPLOYER:

By: Its:	Secretary	By: Its:	Daryl G. Byrd President and Chief Executive Officer

WITNESS:

Employee: Roy M. Raftery, Jr.